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                     December 4, 2023

       Darren Lampert
       Chief Executive Officer
       GrowGeneration Corp.
       5619 DTC Parkway , Suite 900
       Greenwood Village, Colorado 80111

                                                        Re: GrowGeneration
Corp.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 16,
2023
                                                            File No. 001-39146

       Dear Darren Lampert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services